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                                                                   EXHIBIT 10.10


                               [TIMBERLAND LOGO]


                      CHANGE OF CONTROL SEVERANCE AGREEMENT

         This is an agreement (the "Agreement") between The Timberland Company (the "Company") and _____________(the "Executive"). [See attached schedule of Executives]

         The Company wishes to ensure the continued dedication of management to Company duties in the event of an actual or threatened change of control of the Company. The Executive has an important position in the management of the Company and wishes to continue in that position or such other position as may be assigned by the Company. The parties therefore agree as follows:

         1. This Agreement is effective as of ___________. If the Executive's employment with the Company terminates other than by death or disability within 24 months following a Change of Control, the Executive may become entitled to benefits as described below.

         2. A "Change of Control" will occur at such time as (i) the Swartz Family ceases to hold, or there is executed a definitive binding agreement under which the Swartz Family would cease to hold, that number of shares of voting stock of the Company necessary to elect a majority of the members of the Board of Directors of the Company (the "Board") or (ii) the stockholders of the Company approve a definitive binding agreement (A) to dispose of all or substantially all of the Company's assets to a party other than the Swartz Family or an entity controlled by the Swartz Family, or (B) to liquidate the Company. For this purpose, the "Swartz Family" includes only Sidney W. Swartz, Jeffrey B. Swartz, the lineal descendants of Jeffrey B. Swartz, the Sidney W. Swartz 1982 Family Trust and any other trust or foundation controlled by Sidney
W. Swartz and/or Jeffrey B. Swartz.

         3. The Agreement will terminate immediately, and the Company will have no further obligation to the Executive under the Agreement, if: (i) the Company terminates the Executive's employment for Cause, (ii) the Executive voluntarily terminates his employment without Good Reason other than in accordance with
Section 5 below, (iii) the Executive's employment is terminated as a result of his death or Disability, or (iv) the Executive's employment is terminated for any reason at any time other than during the 24 months following a Change of Control.

         "Cause" means (i) the willful and continued failure of the Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written specific demand by the Board or the Chief Executive Officer of the Company for substantial performance is delivered to the Executive,
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(ii) fraud or dishonesty by the Executive with respect to the Company, or (iii)
the Executive's conviction of, or plea of nolo contendre to, any felony. The Company may treat a termination of the Executive's employment as termination for Cause only after (A) giving the Executive written notice of the intention to terminate for Cause and of his right to a hearing and (B) conducting a hearing at least 10 days after such notice at which the Executive may be represented by counsel.

         Termination by the Executive for "Good Reason" means termination within 60 days following (i) a diminution in, or assignment of duties inconsistent with, the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in effect immediately before the Change of Control, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice of the matter by the Executive, (ii) a failure to pay the Executive an annual base salary at least equal to the annual base salary in effect immediately before the Change of Control, (iii) a failure to pay the Executive an annual bonus at least equal to the average of the annual bonuses paid to him under the Company's Short Term Incentive Program with respect to the five full fiscal years of the Company (or for such fewer number of fiscal years for which the Executive has been eligible for the Program) preceding the Change of Control, except to the extent that such failure results from a general reduction in bonus payments to executives based solely on Company performance and such reduction is not caused by a material raising of the standards by which Company performance is measured, (iv) exclusion of the Executive from stock option programs or other incentive compensation programs in which other Company executives holding materially equivalent positions are permitted to participate, (v) exclusion of the Executive from life, health or accident insurance plans or other material welfare benefit plans in which other Company executives holding materially equivalent positions are permitted to participate, (vi) failure to provide the Executive with an office and secretarial support materially equivalent to that provided immediately prior to the Change of Control, (vii) relocation of the Executive's principal place of work without his consent to a location more than 35 miles from its location immediately prior to the Change of Control, (vii) imposition without the Executive's consent of travel requirements that cause the Executive to be away from his principal place of work for significantly more consecutive or aggregate days in any calendar year than was required of him immediately prior to the Change of Control, or (viii) failure by the Company to comply with the provisions of Section 12 of this Agreement.

         "Disability" means eligibility by the Executive for benefits under the Company's Long Term Disability Plan.

         4. If, within 24 months following a Change of Control, the Company terminates the Executive's employment without Cause or the Executive terminates his employment for Good Reason, the Company will provide benefits as follows:

         (a) Within 90 days following the termination of employment, the Company will pay to the Executive a lump-sum cash amount equal to 200% of the sum of (i) the Executive's annual base salary in effect at the time of the termination of employment (or if the Executive's
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annual base salary has been reduced within 61 days prior to the termination, the base salary in effect immediately prior to the reduction), plus (ii) the average of the annual bonuses earned by the Executive under the Company's Short Term Incentive Program with respect to the three full fiscal years of the Company (or such fewer number of fiscal years for which the Executive has been eligible for the Program) preceding the termination of employment, or if the Executive has been eligible for less than a full fiscal year, his target bonus for the year of termination.

         (b) The Company will continue for a period of 24 months following the date of termination to provide the Executive with any medical, dental, disability and life insurance and automobile allowance benefits in effect at the time of his termination (or, if his level of benefits has been reduced within 61 days of the termination, his level of benefits in effect prior to the reduction). To the extent the Company is unable to provide such benefits to the Executive under its existing plans and arrangements, it will arrange to provide the Executive with substantially similar benefits upon comparable terms.

         5. If, during the 13th full calendar month following a Change of Control, the Executive terminates his employment with the Company other than for Good Reason by giving 10 days written notice, and if the Executive complies with the agreement not to compete set forth below, the Company will provide benefits as follows:

         (a) The Company will pay to the Executive 50% of the amounts that he would have received under Section 4(a) above had his termination been for Good Reason. Such payment will be made in 12 equal monthly instalments.

         (b) The Company will provide the benefits described in Section 4(b) above for a period of 12 months.

As a condition to receipt of any benefits under this Section 5, the Executive agrees that he will not, for a period of six months following his termination of employment, engage in, be employed by, or in any way advise or act for, or have any financial interest in, any business that is a competitor of the Company without the express written consent of the Company. The ownership of less than 5% of any class of publicly-traded securities of a corporation will not be considered a financial interest in that corporation for this purpose.

         6. In the event of a Change of Control, any options to purchase Company stock held by the Executive under the Company's stock compensation plans and arrangements will become immediately exercisable to the extent not otherwise provided for under such plans and arrangements and remain exercisable for the period of time during which such options would otherwise have remained exercisable under the terms of their governing documents.

         7. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of the Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Company will, prior to the date on which any
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amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to the Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

         Determinations under this Section 7 will be made by an accounting firm, benefits consulting firm or other firm expert in such determinations to be chosen by the Company after consultation with the Executive (the "Firm"). The determinations of the Firm will be binding upon the Company and the Executive except to the extent that the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

         If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses.

         8. All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         9. Benefits payable under this Agreement as a result of termination of the Executive's employment will be considered severance pay in consideration of his past service and his continued service from the effective date of the Agreement, and his entitlement thereto will nether be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment.

         10. The Company will pay any reasonable fees and expenses (including legal fees and other costs of arbitration or litigation) that the Executive incurs in enforcing his rights under this Agreement.

         11. The Executive will be deemed to be employed by the Company if employed by a subsidiary of the Company. For this purpose, a "subsidiary" is any entity in which the Company has voting control.

         12. Except as provided in this Section 12, neither the Company nor the Executive may assign this Agreement or any interest herein without the prior written consent of the other.
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The Company will require that any entity with which it agrees to merge or consolidate or to which it agrees to transfer substantially all of the Company's assets, expressly assume the obligations of the Company under this Agreement.

         13. If the Executive dies after becoming entitled to benefits under this Agreement following termination of employment but before all such benefits have been provided, (i) all unpaid cash amounts will be paid to the beneficiary that has been designated by the Executive in writing (the "beneficiary"), or if none, to the Executive's estate, (ii) all applicable insurance coverage will be provided to the Executive's family as though Executive had continued to live, and (iii) any stock options that become exercisable will be exercisable by the beneficiary, or if none, the estate.

         14. Benefits that become payable under this Agreement are in lieu of benefits to the Executive under any and all other severance plans or arrangements of the Company.

         15. Nothing contained in this Agreement is to be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause.

         16. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the President or Chairman of the Board of the Company.

         17. This is a New Hampshire contract and is to be construed and enforced under and be governed by the laws of the State of New Hampshire.


                                            The Timberland Company

__________________________________          By:________________________________
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         SCHEDULE OF EXECUTIVES WHO HAVE EXECUTED THE CHANGE OF CONTROL
                SEVERANCE AGREEMENT WITH THE TIMBERLAND COMPANY


                                Jeffrey B. Swartz
                                Kenneth P. Pucker
                                 Carden N. Welsh
                                 Brian P. McKeon
                                 David N. Smith
                                  Frank Bifulco
                                  Bruce Johnson
                                Dennis W. Hagele
                                Danette Wineberg
                                 Greg Saltzberg
                                Richard O'Roarke